As filed with the Securities and Exchange Commission on July 17, 2017
Registration No. 333-212653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Valeritas Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3841	46-5648907
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

750 Route 202 South, Suite 600
Bridgewater, NJ 08807
(908) 927-9920
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Timberlake
Chief Executive Officer
Valeritas Holdings, Inc.
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
(908) 927-9920
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Emilio Ragosa Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 (609) 919-6633

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-212653), which was initially declared effective on October 19, 2016. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-212653) (the “Registration Statement”) of Valeritas Holdings, Inc. (the “Company”) is being filed (i) pursuant to the undertakings in Item 17 of the Registration Statement to update the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on October 19, 2016, to include the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that was filed with the SEC on February 21, 2017 and (ii) to update certain other information in the Registration Statement and include a statement providing for the incorporation by reference of any future filings the Company will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.
The information included in this filing updates the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION
DATED July 17, 2017
PROSPECTUS

Valeritas Holdings, Inc.
1,470,263 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 1,470,263 shares of Common Stock, par value $0.001 per share, of Valeritas Holdings, Inc, or the Company. Of the shares being offered, 1,459,873 are presently issued and outstanding and 10,390 are issuable upon exercise of Common Stock purchase warrants. These shares include an aggregate of (i) 634,873 shares of Common Stock issued and sold to accredited investors in a private placement offering that was held open for thirty days from May 3, 2016, or the Private Placement, (ii) 825,000 shares of our Common Stock issued in the Merger to the former stockholders of Valeritas, Inc. that held shares of Series AB Preferred Stock in connection with the closing of the Merger and (iii) 10,390 shares of Common Stock issuable upon exercise of Common Stock purchase warrants, or the Placement Agent Warrants, issued as compensation to Wedbush Securities, Inc., ROTH Capital Partners, LLC, Katalyst Securities LLC and WestPark Capital, Inc., as co-exclusive placement agents and their designees in connection with the Private Placement, or the Placement Agents. All shares of Common Stock issued in the Private Placement were sold at a purchase price of $40.00 per share. All numbers in this prospectus have been retroactively adjusted to reflect an 8-for-1 reverse stock split that was effected by the Company on March 15, 2017.
The selling stockholders may sell the shares of Common Stock on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares of Common Stock hereunder.
The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their shares of Common Stock hereunder following the effective date of this registration statement.
We will not receive any proceeds from the sale of our Common Stock by the selling stockholders in the offering described in this prospectus; however, we may receive an aggregate of $415,600 in gross proceeds upon the exercise of warrants for which shares issuable upon exercise thereof are being registered. The Company is paying all of the registration expenses incurred in connection with the registration of the shares.
Our common stock is traded on the Nasdaq Capital Market under the symbol “VLRX.” On July 12, 2017, the closing sale price of our common stock on the Nasdaq Capital Market was $7.00 per share. You are urged to obtain current market quotations for the common stock.
We are an “emerging growth company” as defined under federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” Investing in our common stock involves a high degree of risk. See “ Risk Factors ” beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2017

We are responsible for the information contained in this prospectus and any supplement or amendment or free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY
This summary highlights selected information included elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 4 and our consolidated financial statements and the related notes incorporated by reference into this prospectus before making an investment decision. Unless the context otherwise requires, we use the terms “Valeritas,” “our company,” “we,” “us” and “our” in this prospectus to refer to Valeritas Holdings, Inc., and its subsidiary, Valeritas, Inc.
Overview

We are a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. We designed our first commercialized product, the V-Go Wearable Insulin Delivery Device, or V-Go, to help patients with Type 2 diabetes who require insulin to achieve and maintain their target blood glucose goals. V-Go is indicated for continuous subcutaneous infusion of insulin over 24 hours and on-demand bolus dosing in two-unit increments in adult patients requiring insulin. V-Go is a small, discreet and easy-to-use disposable insulin delivery device that a patient adheres to his or her skin. V-Go is not considered durable medical equipment because it is not intended for repeated use. Each V-Go device is designed to be worn for 24 hours, removed from the body and disposed. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.

We currently focus on the treatment of patients with Type 2 diabetes-a pervasive and costly disease that, according to the 2014 National Diabetes Statistics Report released by the U.S. Centers for Disease Control and Prevention, or the CDC, currently affects 90% to 95% of the approximately 21 million U.S. adults diagnosed with diabetes. The CDC estimated that the combined direct medical and drug costs and indirect lost productivity costs of diabetes in the United States was approximately $245 billion in 2012. We believe the majority of the 12.6 million U.S. adults treating their Type 2 diabetes with more than one daily oral anti-diabetic drug, or OAD, or an injectable diabetes medicine can benefit from the innovative approach of V-Go to manage Type 2 diabetes. Our near-term target market consists of the approximately 5.6 million of these patients who currently take injectable insulin, of which up to 4.5 million may not be achieving their target blood glucose goal.

Our principal executive offices are located at 750 Route 202 South, Suite 600, Bridgewater, New Jersey, 08807, and our telephone number is (908) 927-9920. Our website address is www.valeritas.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Our filings with the SEC are posted on our website at www.valeritas.com. The information found on our website is not part of this or any other report we file with or furnish to the SEC. The public can also obtain copies of these filings by visiting the SEC’s Public Reference Room at 100 F Street NE, Washington DC 20549, or by calling the SEC at 1-800-SEC-0330 or by accessing the SEC’s website at www.sec.gov.
Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	we have incurred significant operating losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future;

•	we current rely on sales of V-Go to generate all of our revenue;

•
our ability to maintain and grow our revenue depends both on retaining a high percentage of patients using V-Go and on preserving our relationships with a few significant wholesale customers that account for nearly all of our sales;

•	the failure of V-Go to achieve and maintain market acceptance could result in our achieving sales below our expectations;

•	we operate in a very competitive industry and if we fail to compete successfully against our existing or potential competitors,

•	our revenue and operating results may be negatively affected;

•	our inability to maintain or expand our sales and marketing infrastructure;

•
if important assumptions about the potential market for our products are inaccurate, or if we have failed to understand what people with Type 2 diabetes are seeking in a treatment, we may not be able to increase our revenue or achieve profitability;

•	manufacturing risks, including risks related to manufacturing in Southern China, damage to facilities or equipment and failure to efficiently increase production to meet demand;

•
we depend on a limited number of third-party suppliers for some of the components of V-Go, and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could harm our business;

•	undetected errors or defects in V-Go or our future product candidates could harm our reputation, decrease market acceptance of our products or expose us to product liability claims;

•	our inability to enhance and broaden our product offering, including through the successful commercialization of the pre-fill V-Go;

•
if we are unable to secure sufficient patent protection for our proprietary rights in our products and processes, and to adequately maintain and protect our existing and new rights, competitors will be able to compete against us more effectively, and our business will suffer; and

•	our failure to comply with the applicable governmental regulations to which our product and operations are subject could cause our business to suffer.
Our Corporate Information
We were incorporated as Cleaner Yoga Mat, Inc. in Florida on May 9, 2014. Pursuant to the 2016 Merger and the Split-Off (each as defined below), we discontinued our prior business of engaging in the sale of sanitizing solutions for Yoga and Pilates studios as well as conventional gyms and acquired the business of Valeritas, Inc. a Delaware corporation, referred to as Valeritas or the private company, which is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies, and we now operate the existing business of Valeritas as a publicly traded company under the name Valeritas Holdings, Inc.
On May 3, 2016, our wholly owned subsidiary, Valeritas Acquisition Corp., a corporation formed in the State of Delaware on April 27, 2016, or the Acquisition Sub, merged with and into Valeritas, with such merger being referred to as the 2016 Merger. Valeritas was the surviving corporation in the 2016 Merger and became our wholly owned subsidiary. All of the outstanding stock of Valeritas was converted into shares of our common stock or canceled upon closing of the 2016 Merger.
Also on May 3, 2016, we adopted an amended and restated certificate of incorporation and filed it with the Secretary of State of the State of Delaware and adopted amended and restated bylaws.
Upon the closing of the 2016 Merger, under the terms of a Split-Off Agreement and a General Release Agreement, we transferred all of our pre-2016 Merger operating assets and liabilities to our wholly owned special-purpose subsidiary, CYGM Operating Corp., a Florida corporation, or the Split-Off Subsidiary, formed on April 28, 2016. Thereafter, pursuant to the Split-Off Agreement, we transferred all of our outstanding shares of capital stock of the Split-Off Subsidiary to Leisa Swanson, our pre-2016 Merger majority stockholder and former sole officer and director, referred to as the Split-Off, in consideration of and in exchange for (i) the surrender and cancellation of all of the shares of our common stock held by Ms. Swanson, consisting of an aggregate of 5,060,750 shares (which were canceled and resumed the status of authorized but unissued shares of our common stock), and (ii) certain representations, covenants and indemnities. As a result of the 2016 Merger and Split-Off, we discontinued our pre-2016 Merger business and acquired the business of Valeritas and going forward will continue the existing business operations of Valeritas as a publicly traded company. Following the 2016 Merger and Split-Off, the shareholders of Valeritas effectively control the combined companies, and, accordingly, Valeritas is deemed to be the accounting acquirer in the 2016 Merger.
Each of the shares of Valeritas’ Series AB Preferred Stock issued and outstanding immediately prior to the closing of the 2016 Merger was converted into shares of our common stock. All other outstanding capital stock of Valeritas was canceled upon consummation of the 2016 Merger, including all shares of common stock, Series D Preferred Stock and Series AA Preferred Stock. In addition, Valeritas’ stock options and warrants were canceled without consideration. Our pre-2016 Merger stockholders, other than our former sole officer and director, retained an aggregate of 125,000 shares of our common stock.

On March 8, 2017, our stockholders approved, and our board of directors subsequently adopted, an eight-to-one reverse stock split of our common stock. All share and per share numbers in this quarterly report reflect the reverse stock split.On March 23, 2017, the Company sold 5,250,000 shares in an underwritten public offering, in which it received net proceeds of approximately $48.8 million. Our principal executive offices are located at 750 Route 202 South, Suite 600, Bridgewater, NJ 08807 and our telephone number is (908) 927-9920. Our website address is www.valeritas.com . The information contained in, or accessible through, our website does not constitute a part of this prospectus.
Implications of Being an Emerging Growth Company
The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.
We will remain an emerging growth company until the earliest to occur of:

•	the last day of the fiscal year in which we have $1.0 billion or more in annual gross revenue;
•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
•	the last day of the fiscal year ending after the fifth anniversary of the closing of our initial public offering.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended, or the Securities Act, declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard. We have chosen to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition periods for complying with new or revised accounting standards is irrevocable.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 1,470,263 shares of our Common Stock. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Common stock offered by the selling stockholders hereunder	1,470,263 shares.

Common stock outstanding prior to this offering	6,890,885 shares.

Use of proceeds
We will not receive any proceeds from the sale of our Common Stock offered by the selling stockholders under this prospectus. We may, however, receive proceeds from warrants exercised by selling stockholders in the event that such warrants are exercised for cash, which such proceeds we expect to use for general working capital. No assurances can be given, however, that all or any portion of such warrants will ever be exercised. See “Use of Proceeds” beginning on page 11 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“VLRX”
The number of shares of our common stock outstanding is based on 6,890,885 shares of our common stock outstanding as of April 28, 2017, and excludes:

•	394,458 shares reserved for future issuance under our 2016 Incentive Compensation Plan;
•	1,721,549 shares of common stock issuable upon the exercise of stock options outstanding as of April 28, 2017;
•	2,750,000 shares of common stock issuable upon conversion of our outstanding preferred stock;
•	77,658 restricted stock units; and
•	10,390 warrants to purchase shares of common stock.
Unless otherwise indicated, this prospectus reflects and assumes no exercise of the outstanding options or warrants described above.

RISK FACTORS
An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our common stock, please review “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus or incorporated by reference into this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated products, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, both of which are incorporated by reference into this prospectus, and elsewhere in this prospectus.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
You should read this prospectus, the documents that we reference and incorporate by reference in this prospectus and the documents we have filed as exhibits to the registration statement and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We are registering the shares of Common Stock issued or issuable to the selling stockholders to permit the resale of these shares of Common Stock by the selling stockholders from time to time after the date of this prospectus pursuant to the Registration Rights Agreement. We will not receive any proceeds from the sale of our Common Stock offered by the selling stockholders under this prospectus. We may, however, receive proceeds from warrants exercised by selling stockholders in the event that such warrants are exercised for cash. Any such proceeds will be used for working capital and general corporate purposes. No assurance can be given, however, that all or any portion of such warrants will be exercised. See “Plan of Distribution” below for more information.
We will bear all fees and expenses incident to our obligation to register the shares of our Common Stock being offered for resale hereunder by the selling stockholders.

SELLING STOCKHOLDERS
This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to an aggregate of 1,470,263 shares of our Common Stock, which includes (i) 634,873 shares of our Common Stock issued and sold to investors in the Private Placement, (ii) 825,000 shares of our Common Stock issued in the Merger to the former stockholders of Valeritas, Inc. that held shares of Series AB Preferred Stock in connection with the closing of the Merger and (iii) 10,390 shares of our Common Stock issuable upon exercise of Common Stock warrants by the holders of the Placement Agent Warrants issued as compensation in connection with the Private Placement.
Pursuant to the Registration Rights Agreement entered into with each of the investors in the Private Placement, we have filed with the SEC the registration statement of which this prospectus forms a part in order to register such resales of our Common Stock under the Securities Act. We have also agreed to cause this registration statement to become effective and to keep such registration statement effective within and for the time periods set forth in the Registration Rights Agreement. Our failure to satisfy the filing or effectiveness deadlines set forth in the Registration Rights Agreement may subject us to payment of certain monetary penalties pursuant to the terms of the Registration Rights Agreement.
The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the column “Shares of Common Stock Being Offered in this offering” in the table below. The table below has been prepared based upon information furnished to us by the selling stockholders as of the dates represented in the footnotes accompanying the table. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.
We have been advised, as noted in the footnotes in the table below, that certain of the selling stockholders are broker-dealers and/or affiliates of a broker-dealer. Those selling stockholders have informed us that they bought our securities in the ordinary course of business, and that none of these selling stockholders had, at the time of their purchase of our securities, any agreements or understandings, directly or indirectly, with any person to distribute such securities.
The following table and footnote disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, that the selling stockholder has had within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our Common Stock beneficially owned by the selling stockholder before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days after April 28, 2017 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time. For additional information about the beneficial ownership of certain of our directors and officers, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference herein.

Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Before this Offering	Percentage of Common Stock Beneficially Owned Before this Offering(2)	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Beneficially Owned Upon Completion of this Offering(3)	Percentage of Outstanding Common Stock Beneficially Owned Upon Completion of this Offering(2)(3)
Agate Medical Investments (Cayman) L.P.(4)	3,517	*	3,517	—	*
Agate Medical Investments L.P.(4)	2,568	*	2,568	—	*
Andrew Brenner	625	*	625	—	*
Auda Capital IV Co- Investment Fund, L.P. (5)	2,167	*	2,167	—	*
Auda Capital IV Co-Investment GmbH & Co. KG(5)	4,199	*	4,199	—	*
Barclay Armitage	250	*	250	—	*
Brian K. Langham	1,250	*	1,250	—	*
Bruce Seyburn	875	*	875	—	*
Capital Royalty Partners II - Parallel Fund “A” L.P.(6)	461,221	6.40%	154,824	—	*
Capital Royalty Partners II - Parallel Fund “B” (Cayman) L.P.(6)	1,893,259	23.02%	570,258	—	*
Capital Royalty Partners II (Cayman) L.P.(6)	152,751	2.18%	56,046	—	*
Capital Royalty Partners II L.P.(6)	412,498	5.75%	138,850	—	*
CHL Medical Partners III, L.P.(7)	615	*	615	—	*
CHL Medical Partners III, LLC(7)	55	*	55	—	*
Claude M. Penchina Revocable Family Trust(8)	1,250	*	1,250	—	*
Clayton A. Struve	1,250	*	1,250	—	*
Craig Whited	2,500	*	2,500	—	*
Daniel W. and Allaire Hummel, JTWROS(9)	250	*	250	—	*
David DeAtkine, Jr.	1,250	*	1,250	—	*
Donald P. Sesterhenn	625	*	625	—	*
Dyke Rogers	3,750	*	3,750	—	*
EFD Capital(10)	546	*	546	—
Eliezer Lubitch	1,000	*	1,000	—	*
Elizabeth Gordon	12,669	*	12,669	—	*
Ernest W. Moody Revocable Trust(11)	25,000	*	25,000	—	*

Evan Norton	175	*	175	—	*
George E. and Diane M. Conniff 2002 Family Trust(12)	1,250	*	1,250	—	*
Gibralt Capital Corporation(13)	12,500	*	12,500	—	*
Gordon Wong	625	*	625	—	*
HLM Venture Partners II, L.P.(14)	6,137	*	6,137	—	*
Jacob D. Wiznitzer	750	*	750	—	*
John & Wendy Cotter, JTWROS(15)	250	*	250	—	*
John V. Wagner, Jr.	1,250	*	1,250	—	*
Jonathan and Gina Blatt Children’s Trust UA Dtd 2/20/2002(16)	500	*	500	—	*
Jonathan and Gina Blatt, JTWROS(17)	750	*	750	—	*
Kadi Family Trust(18)	1,250	*	1,250	—	*
Kola Agbaje(19)	25	*	25	—	*
Lee Harrison Corbin	1,875	*	1,875	—	*
Lindsay B. Silverman	1,250	*	1,250	—	*
Martillo Finance Ltd.(20)	2,500	*	2,500	—	*
Mercedes Vila and Ernest W. Moody, JTWROS(21)	5,000	*	5,000	—	*
Michael Silverman(22)	2,625	*	2,625	—	*
Michael Zimmerman	375	*	375	—	*
Monte D. and Janet S.Anglin, JTWROS(23)	250	*	250	—	*
Morgan Janssen(24)	144	*	144	—	*
MPM Asset Management Investors BV4, LLC(25)	327	*	327	—	*
MPM BioVentures IV, GmbH & Co. Beteiligungs KG(25)	443	*	443	—	*
MPM BioVentures IV-QP, L.P.(25)	11,505	*	11,505	—	*
Noah Anderson	1,250	*	1,250	—	*
ONSET VI, L.P. (26)	9,963	*	9,963	—	*
Parallel Investment Opportunities Partners II, L.P. (6)	766,240	10.35%	265,990	—	*
Park Avenue (IOM) Limited	950	*	950	—	*
PED-VLRTS, LLC(27)	1,711	*	1,711	—	*
Peter Janssen(28)	3,550	*	3,550	—	*
Pitango Venture Capital Fund V, L.P.(29)	29,518	*	29,518	—	*
Pitango Venture Capital Principals Fund V, L.P. (29)	644	*	644	—	*
RMR Wealth Management, LLC(30)	700	*	700	—	*
Robert T. Burkhardt	1,250	*	1,250	—	*
Roman Livson(31)	150	*	150	—	*
Stanley Rabinovich	3,750	*	3,750	—	*
Stanton J. Rowe	3,750	*	3,750	—	*
Stephen Renaud(32)	3,875	*	3,875	—	*
Steven and Kaye Yost Family Trust Dtd 2/7/1992(33)	500	*	500	—	*
Tabaris Capital(34)	172	*	172	—	*
Thomas A. McGurk, Jr.	375	*	375	—	*
Thomas Bradley Emms	625	*	625	—	*
WCAS Capital Partners IV, L.P. (35)	299,517	*	49,517	—	*
WestPark Capital, Inc. (36)	25	*	25	—	*
William Strawbridge	625	*	625	—	*
William T. Moody	1,250	*	1,250	—	*
__________

*	Less than 1%.

(1)	All information regarding investors in the Private Placement is provided as of April 28, 2017.

(2)
Percentage ownership is based on a denominator equal to the sum of (i) 6,890,885 shares of our Common Stock outstanding as of April 28, 2017, (ii) the 10,390 shares of Common Stock issuable upon exercise of the Placement Agent Warrants, and (iii) securities exercisable or convertible into shares of Common Stock within 60 days of April 28, 2017, for each selling stockholder.

(3)
Assumes that all shares of Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our Common Stock after the date of this prospectus and prior to completion of this offering.

(4)
Agate R.M. Investments and Medical Technologies Ltd., or Agate R.M., is the general partner of the selling stockholder. Agate R.M. is managed on a day-to-day basis by its Managing Partner, Ariel Moses, and as such, Mr. Moses may be deemed to have voting and dispositive power with respect to all shares held by the selling stockholder. Each of the individuals and entities listed above expressly disclaims beneficial ownership of the shares held by the selling stockholder, except to the extent of any pecuniary interest therein, if any.

(5)
Stephen B. Wesson, Managing Director of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(6)
Includes (a) 138,850 shares of common stock and 273,648 shares of Series A Convertible Preferred Stock ("Preferred Stock") held by Capital Royalty Partners II L.P. (“Capital Royalty Partners II”), (b) 56,046 shares of common stock and 96,705 shares of Preferred Stock held by Capital Royalty Partners II (Cayman) L.P. (“Capital Royalty Partners Cayman”), (c) 154,824 shares of common stock and 306,397 shares of Preferred Stock held by Capital Royalty Partners II Parallel Fund “A” L.P. (“Capital Royalty Partners A”), (d) 570,258 shares of common stock and 1,323,001 shares of Preferred Stock held by Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P. (“Capital Royalty Partners B”), and (e) 265,990 shares of common stock and 500,250 shares of Preferred Stock held by Parallel Investment Opportunities Partners II, L.P. (“Parallel Partners”). Capital Royalty Partners II, Capital Royalty Partners Cayman, Capital Royalty Partners A, Capital Royalty Partners B, and Parallel Partners are indirectly wholly owned by Capital Royalty L.P. (“Capital Royalty”). As the sole and managing member of Capital Royalty, Charles Tate may be deemed to beneficially own such shares of common stock held by Capital Royalty Partners II, Capital Royalty Partners Cayman, Capital Royalty Partners A, Capital Royalty Partners B, and Parallel Partners. Luke Düster, Managing Director of Capital Royalty is a member of our board of directors. Mr. Düster expressly disclaims beneficial ownership of the shares held by the Capital Royalty Selling Stockholders, except to the extent of any pecuniary interest therein, if any.

(7)
CHL Medical Partners III, LLC, or CHL LLC, a selling stockholder, is the general partner of CHL Medical Partners III, L.P., or CHL LP, a selling stockholder. By virtue of this relationship, CHL LLC may be deemed to have voting and investment power over the shares held by both itself and CHL LP. Tim Howe, the Executive Vice President of CHL LLC, has the power to vote or dispose of the securities held of record by the CHL LLC and CHL LP and may be deemed to beneficially own those securities.

(8)
Claude M. Penchina, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(9)	Daniel W. and Allaire Hummel are joint tenants and have equal voting and investment power over the securities owned thereby.

(10)
Includes 546 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. Barbara J. Glenns, President of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(11)
Ernest W. Moody, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(12)
George E. Conniff, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(13)
Ryan Chan, the Chief Financial Officer of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(14)
Vincent J. Fabiani, the authorized member of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(15)	John and Wendy Cotter are joint tenants and have equal voting and investment power over the securities owned thereby.

(16)
H. Joshua Blatt, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(17)	Jonathan and Gina Blatt are joint tenants and have equal voting and investment power over the securities owned thereby.

(18)
William Kadi, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(19)
Includes 25 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

(20)
Alison Blackwood, authorized signatory of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(21)	Mercedes Vila and Ernest W. Moody are joint tenants and have equal voting and investment power over the securities owned thereby.

(22)
Includes 2,625 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

(23)	Monte D. and Janet S. Anglin are joint tenants and have equal voting and investment power over the securities owned thereby.

(24)
Includes 144 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

(25)
MPM BioVentures IV LLC, or MPM IV, is (a) the manager of MPM Asset Management Investors BV4, LLC, or MPM AMI, a selling stockholder, and (b) the managing member of MPM Bioventures IV GP LLC, or MPM IV GP. MPM IV GP is (i) the managing limited partner of MPM BioVentures IV, GmbH & Co. Beteiligungs KG, or MPM KG, a selling stockholder, and (ii) the general partner of MPM BioVentures IV-QP, L.P., a selling stockholder, and together with MPM AMI and MPM KG, the MPM Selling Stockholders. By virtue of these relationships, MPM IV and MPM IV GP may be deemed to have voting and investment power over the shares held by the MPM Selling Stockholders. Todd Foley, Jim Scopa, Luke Evnin, Ansbert Gadicke and Vaughn Kailian, as the Members of MPM IV, have the power to vote or dispose of the securities held of record by the MPM Selling Stockholders but expressly disclaim beneficial ownership of those securities except to the extent of their pecuniary interest therein.

(26)
ONSET VI Management, LLC, or ONSET VI Mgt, is the general partner of ONSET VI, L.P., or ONSET VI, the selling shareholder. Terry Opdendyk, Robert Kuhling Jr., Shomit Ghose and John Ryan, IV are the Managing Directors of ONSET VI Mgt. By virtue of such relationships, ONSET VI Mgt, Mr. Opdendyk, Mr. Kuhling, Mr. Ghose and Mr. Ryan may be deemed to have voting and investment power of the shares held by ONSET VI, the selling shareholder. Each of ONSET VI Mgt, Mr. Opdendyk, Mr. Kuhling, Mr. Ghose and Mr. Ryan disclaim beneficial ownership of the shares held by ONSET VI, except to the extent of its or his pecuniary interest therein, if any. Mr. Ryan was a director of Valeritas, Inc. and a Manager of Valeritas Holdings, LLC. Steve LaPorte, a Venture Partner of ONSET Venture Services Corporation, was a director of Valeritas, Inc.

(27)
Thomas P. Ivanyi, the President of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(28)
Includes 3,550 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

(29)
Pitango V.C. Fund V, L.P., or Pitango VC, is the general partner of Pitango Venture Capital Fund V, L.P. and Pitango Venture Capital Principals Fund V, L.P., selling stockholders, and together the Pitango Selling Stockholders. The general partner of Pitango VC is Pitango G.P. Capital Holdings Ltd., or Pitango GP, an Israeli company owned indirectly (through personal holding entities) by each of the following individuals: Rami Kalish, Chemi Peres, Aaron Manskovski, Isaac Hillel, Rami Beracha and Zeev Binman, none of which has sole voting or investment power of Pitango GP’s shares and each of which has shared voting and investment power of such shares.

(30)
Includes 700 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement. Philip Rabinovich, Managing Member of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(31)
Includes 150 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

(32)
Includes 2,625 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is a broker-dealer and an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

(33)
Steven A. Yost, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(34)
Ibrahim Abou Halka, the manager of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(35)
Includes 49,517 shares of common stock and 250,000 shares of Preferred Stock. Jonathan Rather, Managing Member of the general partner of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.

(36)
Includes 25 shares the selling stockholder has the right to acquire through the exercise of a Common Stock warrant. The selling stockholder is an affiliate of a broker-dealer that acted as a sub-placement agent in the Private Placement.

PLAN OF DISTRIBUTION
The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of these provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule

424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement or a post-effective amendment to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, we will file a supplement or a post-effective amendment to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of Common Stock or interests in shares of Common Stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of Common Stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act and the rules of the Financial Industry Regulatory Authority (FINRA).

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the Common Stock.

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from the sale of Common Stock offered by the selling stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) the date that is two years from the date it is declared effective by the SEC and (b) the date on which all the securities registered hereunder have been sold under this prospectus or pursuant to Rule 144.

DILUTION
This offering is for sales of common stock by the selling stockholders on a continuous or delayed basis in the future. Sales of common stock by the selling stockholders will not result in a change to the net tangible book value per share before and after the distribution of shares by such selling stockholders.
There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of shares of common stock may not bear any rational relationship to net tangible book value per share of the common stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey.

EXPERTS
The consolidated financial statements of Valeritas Holdings, Inc. and its subsidiary, Valeritas, Inc., as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, incorporated in this Prospectus by reference from the Valeritas Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to our ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. We are incorporating by reference into this prospectus (i) our Annual Report on Form 10-K for the year ended December 31, 2016 that we filed with the SEC on February 21, 2017 and (ii) the description of our common stock contained in our Registration Statement on Form 8-A filed on March 20, 2017, including any amendments or reports filed for the purpose of updating such description.
We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of the offering.  Such documents shall be deemed to be incorporated by reference into this prospectus.
You may request a copy of the documents incorporated by reference in this prospectus, including exhibits to these documents, orally or in writing, and they will be provided to you at no cost, by contacting:
Valeritas Holdings, Inc.
750 Route 202 South
Suite 600
Bridgewater, New Jersey 08807
Attention: Secretary
Telephone: (908) 927-9920

WHERE YOU CAN FIND MORE INFORMATION
We post on our public website (http://www.valeritas.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.
You can find, copy and inspect information we file with the SEC at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. You can also review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus (and any amendments or supplements thereto) or information to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus (or any amendments or supplements thereto).
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of Common Stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement.

Amount
SEC registration fee	$ 17,702
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky, qualification fees and expenses	*
Miscellaneous expenses	*
Total	$ 17,702
Item 14. Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors, officers and certain other employees that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents.
These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.] Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15. Recent Sales of Unregistered Securities.
Issuance of Shares of Capital Stock
Set forth below is information regarding shares of capital stock issued by Valeritas, Inc., a Delaware corporation, referred to as Valeritas or the private company, which we acquired in the 2016 Merger, and us since January 1, 2014 that were not registered under the Securities Act. All share and per share stock numbers in this section are after giving effect to the 4.0486 conversion of our common stock in connection with the Re-Domicile on April 14, 2016, and the 2016 Merger on May 3, 2016, in which each share of Valeritas’ Series AB Preferred Stock outstanding at the time of the 2016 Merger was automatically converted into shares of our common stock at the conversion ratio of 0.02982. All outstanding shares of Valeritas’ common stock, Series D Preferred Stock, Series AA Preferred Stock and associated warrants were retired and cancelled.

1.	On May 9, 2014, we issued 5,060,750 shares of our common stock to Leisa Swanson, our initial sole officer and director, for $15,000.

2.
On June 19, 2014, in connection with the 2014 Reorganization, Valeritas issued 6,923,076 shares of its common stock to Valeritas Holdings, LLC, which was owned by the pre-2014 Reorganization holders of Valeritas’ Series A, B, C, C-1 and C-2 Preferred Stock.

3.	On June 23, 2014, Valeritas issued 2,195,122 shares of Series D Preferred Stock for aggregate consideration of $22.0 million to accredited investors.

4.	On July 9, 2014, Valeritas issued 548,780 shares of Series D Preferred Stock for aggregate consideration of $5.4 million to accredited investors.

5.
On August 5 and December 8, 2014, Valeritas issued warrants to purchase 152,821 shares and 24,526 shares, respectively, of its common stock with an exercise price of $0.013 per share to accredited investors.

6.	On December 8, 2014, Valeritas issued 1,560,976 shares of Series D Preferred Stock for aggregate consideration of $15.6 million to accredited investors.

7.	On January 2, 2015, Valeritas issued 195,122 shares of Series D Preferred Stock for aggregate consideration of $2.0 million to an accredited investor.

8.	On February 27, 2015, Valeritas issued 85,000 shares of Series D Preferred Stock for aggregate consideration of $0.9 million to accredited investors.

9.	On February 27, 2015, Valeritas issued warrants to purchase 1,802 shares of its common stock with an exercise price of $0.013 per share to accredited investors.

10.	On February 28, 2015, Valeritas issued warrants to purchase 3,750 shares of its Series D Preferred Stock with an exercise price of $13.00 per share to accredited investors.

11.	On May 18, 2015, Valeritas issued 12,145,168 shares of Series AA Preferred Stock for aggregate consideration of $15.1 million to accredited investors.

12.	On September 28, 2015, Valeritas issued 2,614,767 shares of Series AB Preferred Stock for aggregate consideration of $3.3 million to accredited investors.

13.	On November 13, 2015, Valeritas issued 2,215,462 shares of Series AB Preferred Stock for aggregate consideration of $2.8 million to accredited investors.

14.	On December 24, 2015, Valeritas issued 2,009,631 shares of Series AB Preferred Stock for aggregate consideration of $2.5 million to accredited investors.

15.	On January 29, 2016, Valeritas issued 4,655,430 shares of Series AB Preferred Stock for aggregate consideration of $5.8 million to accredited investors.

16.	On January 29, 2016, Valeritas issued warrants to purchase 16,000,000 shares of our Series AB Preferred Stock with an exercise price of $1.25 per share to accredited investors.

17.	On February 29, 2016, Valeritas issued 4,300,000 shares of Series AB Preferred Stock for aggregate consideration of $5.4 million to accredited investors.

18.	On February 29, 2016, Valeritas issued warrants to purchase 928,838 shares of our Series AB Preferred Stock with an exercise price of $1.25 per share to accredited investors.

19.
On March 30, 2016, Valeritas issued 1,320,600 shares of Series AB Preferred Stock for aggregate consideration of $1.7 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors.

20.
On April 15, 2016, Valeritas issued 279,400 shares of Series AB Preferred Stock for aggregate consideration of $0.3 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors.

21.	On May 3, 2016, in connection with the 2016 Merger, we issued approximately 825,000 restricted shares of our common stock to the holders of shares of Valeritas’ Series AB Preferred Stock.

22.	On May 3, 2016, in connection with the 2016 Merger, we issued 50,600 shares of our common stock pursuant to the 2016 Plan as restricted stock awards to certain of our employees and consultants.

23.
On September 29, 2016, we issued 3,656 restricted shares of our common stock to The Del Mar Consulting Group Inc., a California corporation, or Del Mar, as partial consideration for services rendered to us.

24.
On September 29, 2016, we issued 2,437 restricted shares of our common stock to Alex Partners, LLC, a Washington limited liability corporation, or Alex Partners, as partial consideration for services rendered to us.

25.	On January 27, 2017, we issued 1,218 restricted shares of our common stock to Del Mar, as partial consideration for services rendered to us.

26.	On January 27, 2017, we issued 812 restricted shares of our common stock to Alex Partners, as partial consideration for services rendered to us.

27.	On March 22, 2017, we issued 2,500,000 and 250,000 shares of our Series A Convertible Preferred Stock to Capital Royalty Group and WCAS Capital Partners IV, LP, respectively.

28.	On June 7, 2017, we issued 18,000 restricted shares of our common stock to Del Mar, as partial consideration for services rendered to us.

29.	On June 7, 2017, we issued 12,000 restricted shares of our common stock to Alex Partners, as partial consideration for services rendered to us.
We claimed exemption from registration under the Securities Act for the sale and issuance of these securities by virtue of Section 4(a)(2) of the Securities Act and Rule 506 thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the Registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

Stock Option Grants
From January 1, 2014 through June 19, 2014, Valeritas granted stock options to purchase an aggregate of 1,029,183 shares of its common stock at a weighted-average exercise price of $1.44 per share, to certain of its employees, directors and consultants in connection with services provided to us by such persons. Of these, no options to purchase shares of common stock were exercised.
In connection with the 2014 Reorganization, all of the outstanding options to purchase its common stock granted prior to June 19, 2014 were converted into options to purchase limited liability company units of Valeritas Holdings, LLC, or Holdings. Each common unit of Holdings represents an indirect interest in the 6,923,076 shares of our common stock held by Holdings. These shares of common stock were distributed to unitholders of Holdings upon the cancellation of Holdings and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings’ units. At such time, each option to purchase common units in Holdings was also cancelled.
From June 19, 2014 through May 3, 2016, or the Closing Date, Valeritas granted options under the 2014 Plan to purchase an aggregate of 1,174,252 shares of its common stock at a weighted-average exercise price of $11.23 per share, to certain of its employees and directors in connection with services provided to it by such persons. At the time of the 2016 Merger, none of these options had been exercised. On the Closing Date, each outstanding option for Valeritas common stock was cancelled.
From the Closing Date through the filing of this registration statement, we granted options to purchase an aggregate of 260,725 shares of our common stock at an exercise price of approximately $40.16 per share, to certain of our employees and directors in connection with services provided to us by such persons. None of these options have been exercised.
The issuances of stock options and the shares of common stock issuable upon the exercise of the options were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.
All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

Exhibits
See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

c.	b.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

6.
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 17th day of July, 2017.
VALERITAS HOLDINGS, INC.

By: /s/ John E. Timberlake
John E. Timberlake
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John E. Timberlake John E. Timberlake	President, Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2017

/s/ Erick Lucera Erick Lucera	Chief Financial Officer (Principal Financial Officer)	July 17, 2017

/s/ Mark Conley Mark Conley	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	July 17, 2017

/s/ Katherine Crothall, Ph.D. Katherine Crothall, Ph.D.	Director	July 17, 2017

/s/ Luke Düster Luke Düster	Director	July 17, 2017

/s/ Joe Mandato, DM Joe Mandato, DM	Director	July 17, 2017

/s/ Rodney Altman, MD Rodney Altman, MD	Director	July 17, 2017

/s/ Peter Devlin Peter Devlin	Director	July 17, 2017

/s/ Brian K. Roberts Brian K. Roberts	Director	July 17, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1*
Agreement and Plan of Merger and Reorganization, dated as of May 3, 2016, by and among the Registrant, Valeritas Acquisition Corp. and Valeritas, Inc. (Incorporated by reference, Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.1*	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.2*
Certificate of Merger of Valeritas Acquisition Corp. with and into Valeritas, Inc., filed May 3, 2016. (Incorporated by reference, Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.3*	Amended and Restated Bylaws of the Registrant (Incorporated by reference, Exhibit 3.4 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.4*
Form of Certificate of Designation of Series A Convertible Preferred Stock of Valeritas Holdings, Inc. (Incorporated by reference, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

3.5*
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed March 13, 2017)

3.6*
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed March 13, 2017)

5.1**	Opinion of Morgan, Lewis & Bockius LLP

10.1*
Split-Off Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.2*
General Release Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.3*
Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto (Incorporated by reference, Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.4*	Form of Lock-Up and No Short Selling Agreement for 80% of shares held prior to the 2016 Merger, by and between the Registrant and certain shareholders

10.5*
Form of Subscription Agreement between the Registrant and the investors party thereto (Incorporated by reference, Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.6*	Form of Placement Agent Warrant for common stock of the Registrant (Incorporated by reference, Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.7*	Form of Registration Rights Agreement (Incorporated by reference, Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.8*†	The Registrant’s 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.8.1**	Amendment to the Registrant’s 2016 Equity Incentive Plan

10.9*†	Form of Stock Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.10*
Term Loan Agreement, dated May 24, 2013, by and between Valeritas, Inc., Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto

10.11*
Amended and Restated Term Loan Agreement, dated August 5, 2014, among Valeritas, Inc., as borrower, Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto

10.12*
Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, by and between Valeritas, Inc., a borrower, Valeritas Holdings, Inc., as Guarantor, Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P., Capital Royalty Partners II (Cayman) L.P., as lenders, and the guarantors party thereto

10.13*
Joinder Agreement to Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, in favor of Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II (Cayman) L.P., and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P., as the Secured Parties, and Capital Royalty Partners II L.P., as Control Agent (Incorporated by reference, Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.14*
Limited Forbearance Agreement, dated May 18, 2015, by and between the Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—

Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.15*
Amendment No. 1 to Limited Forbearance Agreement, dated September 28, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.16*
Amendment No. 2 to Limited Forbearance Agreement, dated November 13, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.17*
Amendment No. 3 to Limited Forbearance Agreement, dated December 21, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.18*
Amendment No. 4 to Limited Forbearance Agreement, dated January 29, 2016, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.19*
Amendment No. 5 to Limited Forbearance Agreement, dated March 25, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.18 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.20*
Amendment No. 6 to Limited Forbearance Agreement, dated April 30, 2016, by and among Valeritas, Inc. and Valeritas Security Corporation, as Guarantor and the undersigned Lenders. (Incorporated by reference, Exhibit 10.19 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.21*
Termination of Forbearance Agreement, dated May 3, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.22*
Lease, dated October 20, 2009, by and between Valeritas, Inc. and BTCT Associates, L.L.C., as amended on January 17, 2013, in respect of the building located at 750 Route 202, Bridgewater, New Jersey 08807 (Incorporated by reference, Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.23*
Lease, dated December 22, 2006, by and among Valeritas, LLC, The Taming of the Shrewsbury, LLC, O’Neill Partners, LLC and Chanski, LLC, as amended on April 24, 2009, in respect of the building located at 800 Boston Turnpike, Shrewsbury, Massachusetts 01545 (Incorporated by reference, Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.24*
Promissory Note, dated September 8, 2011, issued by Valeritas, Inc. to WCAS Capital Partners IV, L.P., in the original principal amount of $5,000,000, by Amendment No. 1 to Note, dated May 24, 2013. (Incorporated by reference, Exhibit 10.23 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.25*	Amendment No. 1 to Note, dated May 24, 2013, by and between WCAS Capital Partners IV, LP and Valeritas, Inc.

10.26*	Amended and Restated Note, dated May 3, 2016, by and between WCAS Capital Partners IV, LP and Valeritas, Inc.

10.27*†	Employment Agreement, dated May 3, 2016, by and between Valeritas, Inc. and John E. Timberlake

10.28*†	Employment Agreement, dated December 20, 2016, by and between Valeritas, Inc. and Matthew Nguyen

10.29*†
Employment Agreement, dated March 4, 2015, by and between Valeritas, Inc. and Geoffrey Jenkins (Incorporated by reference, Exhibit 10.26 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.30*†
Employment Agreement, dated February 19, 2016, by and between Valeritas, Inc. and Mark Conley (Incorporated by reference, Exhibit 10.27 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.31*†	Employment Agreement, dated August 29, 2016, by and between Valeritas, Inc. and Erick J. Lucera

10.32*†	Separation and Consulting Services Agreement, dated February 21, 2016, by and between Valeritas, Inc. and Kristine Peterson
10.33*†	Valeritas Holdings, Inc. Employee Stock Purchase Plan (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed June 9, 2017)
10.34*†	Form of Indemnification Agreement

10.35*
Series A Preferred Stock Purchase Agreement, dated as of February 14, 2017, by and among the Registrant, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.36*
Registration Rights Agreement, dated as of February 14, 2017, by and among the Registrant, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.37*
Amendment No. 1 to Second Amended and Restated Term Loan Agreement, dated as of February 9, 2017, by and among the Company, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.38*
Office Lease Agreement dated as of May 10, 2017, by and among the Company and RFP Lincoln 293, LLC (Incorporated by reference, Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 333-198807), filed May 12, 2017)

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Friedman LLP

23.2**	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to the Registration Statement)

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
**	Filed herewith.
†	Management contract or compensatory plan or arrangement.